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                                                                   Exhibit 7(kk)




                                     Form of
                                LETTER AGREEMENT

__________, 2005

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Investment Fund (the "Trust") has changed the name of Janus Explorer Fund to Janus Triton Fund (the "Fund"), effective immediately. Janus Triton Fund is expected to commence operations February 25, 2005. The Trust requests confirmation that all references to "Janus Explorer Fund" in the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Triton Fund," and that State Street will act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
   --------------------------------------------------
   Girard C. Miller, President and Chief Executive
   Officer


STATE STREET BANK AND TRUST COMPANY


By:
   --------------------------------------------------


Agreed to this ___ day of __________________, 2005.

cc:  Kelly Hagg